Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3, filed pursuant to Rule 462(b) under the Securities Act of 1933, of our report dated March 22, 2017, relating to the consolidated financial statements of Ascendis Pharma A/S appearing in the Annual Report on Form 20-F of Ascendis Pharma A/S for the year ended December 31, 2016, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

Deloitte Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark
February 21, 2018

/s/ Henrik Hjort Kjelgaard	/s/ Max Damborg
State Authorised	State Authorised
Public Accountant	Public Accountant